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                                                                 EXHIBIT 10.06

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FEDERATED [LOGO] INVESTORS


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                                                    FEDERATED INVESTORS TOWER
                                                    PITTSBURGH, PA 15222-3779
                                                    412-288-1900

                              January 16, 1997


Mr. Arthur L. Cherry
2 Catha Lane
Hingham, MA 02043


Dear Art:

     We are very pleased to offer you the position of President and Chief Executive Officer of Federated Services Company.

     In your new responsibilities as President and Chief Executive Officer, you will be responsible for the management of Federated Services Company and its various business units and subsidiaries. You will be charged with forming the future strategies for these business units, goal setting, leading and guiding the various business unit managers. You will be responsible to the Board of Directors of Federated Services Company for the financial results of the company. As President you will report directly to the Board of Directors of Federated Services Company. You will also be elected a Director of Federated Services Company.

     In terms of your compensation for these services, Federated Investors offers you an initial base salary of $600,000 per annum and a cash bonus opportunity of up to fifty percent (50%) of base earned by achieving agreed upon performance goals in Federated Services Company, at its discretion by its Board of Directors. Your bonus for the first year of employment is guaranteed; i.e., $300,000 to be paid on the first anniversary of your employment.

     Federated Investors also offers to sell to you 25,000 Class B Common shares of Federated Investors at the price of $1.00 per share, pursuant to the terms of a Restricted Stock Agreement (the "Restricted Stock"). The
Restricted Stock Agreement provides that the restrictions on 5% of the Restricted Stock will terminate on each anniversary of your employment for the first nine years of your employment with the restrictions on the remaining 55% of the Restricted Stock terminating on the tenth anniversary of your employment. Within thirty(30) days of purchase you may choose to file an election under Section 83(b) of the Internal Revenue Code regarding the tax treatment of this purchase. This election and its consequences will be explained to you at your convenience.
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     Further, Federated offers you the option to purchase 100,000 Class B
Common shares of Federated Investors, pursuant to the Federated Investors Stock Incentive Plan at a purchase price of $10.00 per share ("Option Shares"). The right to purchase 5% of these Option Shares will vest on each anniversary date of your employment for the first nine years of your employment with the right to purchase the remaining 55,000 Option Shares vesting on the tenth anniversary of your employment.

     It is expected that your efforts will contribute to the overall success of Federated Investors. Therefore, the vesting schedules for both the Restricted Stock and the Option Shares are subject to the following provision. If during the first five years of your employment by any affiliated company of Federated Investors, the annual operating income of Federated Investors increases 80%, from fiscal year end 1996, then, on the anniversary of your employment which follows the fiscal year end of the year in which the increase in annual operating income occurs, the restrictions on the 25,000 shares of Restricted Stock will be terminated and the options for the 100,000 Option Shares will vest.

     If at any time during the first ten years of your employment the ownership of 51% or greater of the Class A Common shares of Federated Investors shall no longer be held by the current shareholders or family members of such shareholders, the vesting rights related to the Restricted Stock and Option Shares will be altered as follows. The restrictions on the Restricted Stock will terminate for one-third of the shares of Restricted Stock each year until the restrictions have terminated for all of the Restricted Stock. You will also have the right to purchase one-third of the Option Shares each year until rights to purchase all Option Shares have been vested. In both instances this accelerated schedule will not apply if you would obtain your rights earlier under the vesting schedules described above.

     If during the first year following a change of ownership, as described above, your employment is terminated by Federated, or its successor, then, on the date of your termination, the restrictions will terminate on one-quarter of the shares of Restricted Stock to which restrictions still apply and the right to purchase one-quarter of the Option Shares which have not vested, will vest.

     Federated will provide health insurance and benefits in accordance with our various existing benefit plans. Information regarding the options available under our plans is enclosed.

     Federated will reimburse you for initiation fees and dues associated with your membership in the Duquesne Club and a convenient country club in the Pittsburgh vicinity during your employment by Federated.
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     Federated will reimburse you for the costs associated with your relocation to Pittsburgh from the Boston area in accordance with Federated's relocation policy. A summary of that policy is enclosed. Federated will also pay you, upon your employment, one additional month's salary to defray unforeseen expenses regarding your relocation to Pittsburgh.

     You will also be entitled to five weeks vacation per annum. It is understood that your vacations will be taken in increments and not five weeks at one time.

     You will be expected to execute a confidentiality agreement a copy of which is enclosed.

     Should Federated terminate your services for any reason other than for cause, such as derogation of duty, gross abuse of trust or moral turpitude, you would be eligible to receive severance pay of $250,000 immediately and an additional $250,000 immediately after the completion of the six month period of non-competition discussed below. Benefits would continue to be paid for the period of six months unless you accept other employment in the interim.
If terminated for cause, there would be no eligibility for severance payments, and benefits would only be provided in such case as required by statute.

     In the event you decide to terminate your employment with Federated Services Company, you would not be eligible for the above described severance arrangements.

     In the event of your death while employed by Federated before the expiration of the ten (10) year vesting period for the 25,000 shares of Restricted Stock and 100,000 Option Shares, all such shares would vest.

     Should your employment by Federated Services Company, or any affiliated company, be terminated for any reason, you agree to honor a period of non-competition with Federated Investors or its subsidiaries for a period of six months from the date of such termination. If such employment is terminated at the conclusion of a three year period following the sale of 51% or greater of the Class A Common shares of Federated Investors to a non-family member of the current shareholders, a non-competition period is not required.

     Further, you agree never to solicit proxies against management of Federated's mutual funds. You also agree not to solicit Federated employees to other organizations or to employ Federated employees for a period of three years from the date of termination of employment for whatever reason.
Further, you agree not to solicit Federated clients to other organizations for a period of three years from the date of termination of employment for whatever reason.

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     Your signing and returning the enclosed copy of this offer of employment constitutes your acceptance of the terms and conditions of this offer, including your agreement to abide by the terms of the various agreements.

     We expect you will be able to assume your responsibilities on January 27, 1997.

     Personally, I am delighted to be able to make you this offer and to have you join our management team. My colleagues and I are unanimous in our confidence that you and your leadership of Federated Services Company can add significantly to the growth of the entire Federated organization. I am looking forward to receiving your acceptance and to welcoming you to Federated.

                                Sincerely,

                                /s/ J. Christopher Donahue
                                J. Christopher Donahue
                                President


Accepted By: /s/ Arthur L. Cherry
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Date:              1/16/97
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Enclosures:  Agreement regarding confidential information
             Federated Investors 1997 Benefits Summary
             Federated Investors Relocation Benefits Summary
             Restricted Stock Agreement